Exhibit 3.1.1

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Statement with Respect to Shares

Domestic Business Corporation

(15 Pa.C.S. § 1522)

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Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is: Orthovita, Inc.

2. Check and complete one of the following:

☐      The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☒      The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3.	The aggregate number of shares of such class or series undesignated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provisions of the Articles is 100 shares.

4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on:

October 16, 2006

5. Check and complete one of the following:

☒ The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State. ☐ The resolution shall be effective on : at .
Date Hour

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 16th day of October, 2006.

Orthovita, Inc.
Name of Corporation

/s/ Joseph M. Paiva
Signature
Joseph M. Paiva, Chief Financial Officer

Title

Exhibit A

Undesignation of Series A Preferred Stock

WHEREAS, by Unanimous Written Consent of the Board of Directors dated February 2, 2006, the Board approved the undesignation of the Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, it has been determined that only the authorized and unissued shares of Series A Preferred Stock may be undesignated and the issued shares of Series A Preferred Stock must be retired following conversion of such shares into shares of the Company’s common stock.

WHEREAS, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation and by Section 1522 of the Pennsylvania Business Corporation Law of 1988, the Board hereby approves the undesignation of the authorized but previously unissued 100 shares of Series A Preferred Stock; and it is further

RESOLVED, that the Company is authorized and directed to file with the Pennsylvania Department of State Corporation Bureau a Statement with Respect to Shares for the purpose of effecting the undesignation of such 100 shares of Series A Preferred Stock; and it is further

RESOLVED, that the officers of the Company, and each of them, are authorized to make any filings and take any additional actions as they may deem appropriate, as conclusively evidenced by any such officer’s execution and filing of any such document, or the taking by such officer of any such additional action, to correctly reflect the number of undesignated shares set forth in its Articles of Incorporation.